Exhibt 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 07, 2024 / 10:00PM GMT

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Leanne Sievers Shelton Group - President, Investor Relations

Gary Yu Diodes Inc - President, Director

Brett Whitmire Diodes Inc - Chief Financial Officer

Emily Yang Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

C O N F E R E N C E C A L L P A R T I C I P A N T S

David Williams The Benchmark Company, LLC - Analyst

William Stein Truist Securities, Inc. - Analyst

Tristan Gerra Robert W. Baird & Co Inc - Analyst

P R E S E N T A T I O N

Operator

Thank you for standing by. My name is Jeannie, and I will be your conference operator today. At this time, I would like to welcome everyone to the Diodes Incorporated third quarter and fiscal 2024 financial results conference call and webcast. (Operator Instructions)

Thank you. I would now like to turn the call over to Leanne Sievers. Please go ahead.

Leanne Sievers - Shelton Group - President, Investor Relations

Good afternoon, and welcome to Diodes third quarter fiscal 2024 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes Investor Relations firm. Joining us today are Diodes' President, Gary Yu; Chief Financial Officer,Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Gurmeet Dhaliwal.

I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-Q for its fiscal quarter ending September 30, 2024.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimate as of today, November 7, 2024. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.

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ER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

Also, throughout the company's press release and management statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

And now I'll turn the call over to Diodes' President, Gary Yu. Gary, please go ahead.

Gary Yu - Diodes Inc - President, Director

Welcome, everyone, and thank you for joining us on today's conference call. Third quarter revenue exceed our expectations increased 9.5% sequentially, while also achieving double-digit POS growth in Asia. At further evidence of market recovery in Asia, our channel inventory continues to improve as both inventory dollars and the inventory days decreased sequentially.

Additionally, our automotive market revenue increased18% sequentially to 19% of product revenue, reflecting our ongoing content expansion and the design win initiatives even though both the automotive and the industrial market continue to undergo inventory and the demand adjustments.

For the fourth quarter, we are guiding revenue to be better than typical seasonality. Our gross margin expectation continues to reflect factory under loading related to our wafer service agreement and internal demand.

With sufficient capacity available to support future demand improvements, we took the initiative in third quarter to moderate our Cap Ex investment to below our target model. This action, combined with our past cost reductions will help preserve near-term earnings and the cash flow until the recovery accelerates, especially in the higher-margin automotive and industrial end markets.

With that, let me now turn the call over to Brett to discuss our third quarter financial results as well as our fourth quarter guidance in more detail.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Thanks, Gary, and good afternoon, everyone.Revenue for the third quarter of 2024 was $350.1 million compared to $319.8 million in the second quarter 2024 and $404.6 million in the third quarter 2023. Gross profit for the third quarter was $118 million or 33.7% of revenue compared to $107.4 million or 33.6% of revenue in the prior quarter and $155.9 million or 38.5% of revenue in the prior year quarter.

GAAP operating expenses for the third quarter were $96.1 million or 27.5% of revenue. And on a non-GAAP basis, were $91.7 million or 26.2% of revenue, which excludes $3.8 million of amortization of acquisition-related intangible asset expenses, $0.8 million in acquisition-related costs and $0.2 million adjustment on restructuring charges. This compares to GAAP operating expenses in the prior quarter of $103.7 million or 32.4% of revenue and in the third quarter2023 of $102 million or 25.2% of revenue. Non-GAAP operating expenses in the prior quarter were $90.9 million or 28.4% of revenue.

Total other expense amounted to approximately $3.1 million for the quarter, consisting the $4.5 million of interest income, $3.4 million of unrealized losses from investments, $4.4 million of foreign currency loss and $0.7 million of other income and $0.5 million in interest expense. Income before taxes and non-controlling interest in the third quarter 2024 was $18.8 million compared to $12.8 million in the previous quarter and $60.5 million in the prior year quarter.

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

Turning to income taxes. Our effective income tax rate for the third quarter was approximately 19.2%. GAAP net income for the third quarter was $13.7 million or $0.30per diluted share compared to $8 million or $0.17 per diluted share last quarter and $48.7 million or $1.05 per diluted share in the prior year quarter.

The share count used to compute GAAP diluted EPS in the third quarter was 46.4 million shares. Non-GAAP adjusted net income in the third quarter was $20.1 million or $0.43 per diluted share, which excluded net of tax $3.1 million of acquisition-related asset costs, $2.7 million of non-cash mark-to-market investment value adjustment, $0.6 million of acquisition costs and $0.2 million in a restructuring adjustment.

This compares to $15.4 million or $0.33 per diluted share in the prior quarter and $52.5 million or $1.13 per diluted share in the third quarter 2023.

Excluding non-cash share-based compensation of $5.9 million net of tax for the third quarter, GAAP and non-GAAP earnings per share would have increased by $0.13 per share.

EBITDA for the third quarter was $46.9 million or 13.4% of revenue compared to $41.1 million or 12.8% of revenue in the prior quarter and $90.6 million or 22.4% of revenue in the third quarter of 2023. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $54.4 million for the third quarter. Free cash flow was $39.4 million, which included $15 million for capital expenditures. Net cash flow was $49.4 million, including the borrowing of $9.7 million of total debt.

Turning to the balance sheet. At the end of third quarter,cash, cash equivalents, restricted cash plus short-term investments totaled approximately

$325 million. Working capital was approximately $910 million in total debt including long-term and short-term was approximately $58 million.

In terms of inventory, at the end of the third quarter,total inventory days were approximately 187 as compared to 191 last quarter. Finished goods inventory days were 79 compared to 79 last quarter. Total inventory dollars increased $20.5 million from the prior quarter to $482 million. Total inventory in the quarter consisted of a $21.2 million increase in raw materials, a $5.1 million increase in finished goods and a $5.8 million decrease in work in process. Capital expenditures on a cash basis were $15 million for the third quarter or 4.3% of revenue and below our targeted range of 5% to 9%.

As Gary mentioned, we took the initiative to moderate our Cap Ex investments to below our target model since we have the available capacity to meet future increases in demand. This action helped to maintain our strong cash flow generation during the quarter.

Now turning to our outlook. For the fourth quarter of 2024, we expect revenue to be approximately $337 million,plus or minus 3%, representing a 3.7% sequential decrease at the midpoint. GAAP gross margin is expected to be 33%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets are expected to be approximately 28% of revenue, plus or minus 1%. We expect net interest income to be approximately $2.5 million.

Our income tax rate is expected to be 18%, plus or minus 3%. And the shares used to calculate EPS for the fourth quarter are anticipated to be 46.7 million. Not included in these non-GAAP estimates is amortization of $3.1 million after tax for previous acquisitions.

With that said, I now turn the call over to Emily Yang.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Thank you, Brett, and good afternoon.Revenue in the third quarter increased 9.5% sequentially and above the midpoint of our guidance.Our global POS increased in the quarter with a more than 10% increase in Asia.

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Looking at global sales in the third quarter,Asia represented 78% of the revenue; Europe,15%; and North America, 7%. In terms of our end markets, industrial was 23% of Diodes product revenue; automotive, 19%; computing, 25%; consumer, 18%; and communication, 15% of the product revenue.

Our automotive industrial revenue combined totaled 42% of product revenue which is the 10th consecutive quarter above our target model of 40% and 1 percentage point higher than last quarter,primarily driven by our on going content expansion and design win initiatives in automotive market even though both market continues to undergo inventory and demand adjustments.

As further evidence of broader market recovery in Asia, our channel inventory continues to improve as both inventory dollars and inventory days decreased sequentially. Visibility into the back log continues to be limited, and we are still receiving short lead time orders. So it's important for us to maintain a sufficient level of finished goods inventory as well as channel inventory to meet the potential increase in demand.

Now let me review the end markets in greater details.Starting with Automotive market, revenue was 19% of our total product revenue which was up from 18% last quarter due to our content expansion, demand creation momentum and market share gains across multiple applications, especially in Asia and China.

As I mentioned, inventory rebalancing continued in the third quarter at some customers, and we expect this would extend into the fourth quarter. However, I will point out that even though the overall market in North America and Europe is still slow,a number of key customers were up in the quarter, especially in the China market.

On the product portfolio expansion continues into the quarter with the introduction of 115 new automotive compliance parts focused on connected driving, comfort, style, safety and electrification for applications like protection, high-speed and high-bandwidth ether net network protection, battery management system, infotainment, ADAS and hybrid electric vehicles, automotive subsystems, including battery chargers, onboard chargers and high-efficiency DC-DC converters.

Additionally, our TVS Hall sensor high-end differential crystal oscillators and PCI Express clock ICs along with PCI Express Gen 6 clock buffers and real-time clock modules are seeing tractions in ADAS, cockpit,infotainment, telematic control units, dashboard and battery management systems.

We are also seeing fast adoption of our small-lane count PCI Express package switches, USB Type-C ReDrivers and active CrossbarMuxs for rear seat entertainment and smart cockpit applications. In the Industrial market, third quarter revenue represented 23% of total product revenue, which was flat to last quarter but up in terms of revenue. As I mentioned earlier, the end market continues to undergo inventory rebalancing, coupled with slower demand, and this may last into early next year. Despite the ongoing inventory adjustments, we continue to gain traction with our design wins in industrial market. During the quarter, our TVS product were being used in battery management systems for energy storage products while our linear LED drivers were being designed in for digital signage and traffic signs. Additionally, our wide VIN LDOs continue to see growth from fans, power tools and e-meter applications.

We also continue to gain increasing momentum for our silicon carbide commercial grade products for applications like power factor correction for power supply in servers, charging stations, solar inverters, energy storage systems, converters, medical power supplies and heat pumps. And our content image sensor products have multiple design-ins and design wins ins in various applications like battery film inspection, check scanners and ATM money scanners.

In the Computing market,overall channel inventory is healthy. Our design pipeline continued to expand into the AI data center and AI servers as the market continues to grow. AI server designs requires a low lane count PCI Express switch to expand the CPU input-output requirements. Diodes is well positioned to address this market requirement. We also saw a very strong design momentum into the AI-related subsystems like DC fans, power supply units, DC-DC bricks and backup battery units. We also seeing good growth and demand in enterprise SSDs and consumer-grade storage with our high speed Muxs and bus switches solutions.

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EMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

Also in the computing market, our ultra-low jitter crystal oscillators are being used in 800-gigand 1.6T switches and optical module applications. NIC card and GPU card demand remains strong, which is where our standard high-speed current steering logic LP-HCSL crystal oscillator and PCI Express clock are being adopted by major platforms.

During the quarter, we experienced strong momentum for different protocol ReDrivers and Mux switches,including HDMI, USB-C, DisplayPort, embedded DisplayPort and MIPI in many applications like workstations, gaming, laptop/desktop, docking stations and monitors. Diodes LDOs, USB-C, power switches and high-surge TVS product also received solid demand from power delivery5-volt source applications in notebook, desktop, docking stations and server DC fans. Additionally, our 10-gigabit per second single-chip USB Type-C controllers with integrated Muxes are gaining strong traction in IP cameras as well as LTE routers, tablets and notebooks.

Also in the computing, our four channel linear LED drivers saw increasing demand from TV/monitor backlight applications. A our MOSFETs and high-surge protection devices are winning new designs in server power o-ring applications with server and inter-process communication customers.

Turning to Consumer markets. Similar to the PC market, inventory is clean. Even though the overall demand is not as strong as we expected,customer demand is generally stronger than last year. In terms of design wins, our TVS Diode array products are being adopted in display units and our high-surge TVS products are seeing strong growth in power delivery systems. We are also seeing design win traction for our bipolar junction transistor products in home appliances, and for our gate drivers in large screen display power supply as well as our 5 flow charge pump products in TV remote controls. We also secured new design wins for our charger USB power delivery solutions in mobile applications and our audio stereo amplifiers in the headphone jacks as well as DC products in monitors and TV applications.

Lastly, in the Communications market, our enterprise side, due to the slower-than-expected demand,the inventory depletion rate has been slow, and we expect this may last into the first quarter before returning to the healthy level.

We have many new designs in the AI data center and are seeing strong design momentum for PCI Express package switches, MOSFETs and crystal oscillators in data center optical modules.On the smartphone side, we saw increased demand in the third quarter.Our BatteryFETs with design into many smartphone modules and revenue is ramping up.

In summary, we are pleased with the strong growth we achieved in the third quarter, especially in the automotive market, where we have been expanding our content and gaining increasing design win momentum. We are also encouraged by the strong POS performance during the quarter, especially in Asia. Although the overall demand recovery remains slow, we are well positioned with available capacity to meet future demand increases as well as continued margin expansion as the global market recovered, especially within automotive and industrial markets.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) David Williams, Benchmark.

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

David Williams - The Benchmark Company, LLC - Analyst

Hey, good afternoon and thanks for taking my questions, everyone.I guess, maybe first if I could, Emily sounds like there was quite a bit of demand improvement coming from Asia. And just wondering if you can maybe talk through some of that, where you're seeing it. And maybe what's not doing as well?

There seems to be some mixed messaging that's coming out of the region. Just kind of wondering if you could help us understand where your demand is and how you expect that to trend through maybe the fourth quarter and into next year?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So hi, David.We're definitely seeing good demand coming through Asia. As you can see, right,we actually achieved9.5% growth quarter-over-quarter. And within Asia, we're actually seeing across the board from all the regions, not a specific one, the one I point now is specific to China because among all this is actually the highest growth area, right, especially in the automotive market.

I think in general,what we're seeing is even automotive market still inventory rebalancing going on, adjustment going on, but we're also seeing some customers start depleting inventory faster than the others. So definitely, this is good to see some movements over there, right? So as a result, we actually grow our overall percentage from 18% to 19%. This also contributed to some of the content expansion driven by some of the past design-ins, design wins, of course, also gained some of the market share. So, this again, it's across all regions.

At the same time, what we see in industrial is still challenging, but not everybody the same, not everything equal. So, we've also seen some movements, but still slow at this moment. I think for the computing, it's definitely a segment that we're seeing good momentum in the third quarter and especially driven more on the AI server type of areas and stuff like that. So that's really exciting to see. On the communications area, I would say majority of the activity upside is driven by some of the smartphones, especially the US-based customer that Q3 always been a strong quarter. And this year, we've definitely seen good results also from some of the content expansion that we did.

And then on the consumer side, Q3 is always a peak for consumer market,right? So, we definitely see some customers doing better than the others. But overall, it's exciting to see some movement. And I would say, all in all, it's improvement from last year. So that's really what we see.

And then going to the Q4, I think auto will continue going through some inventory adjustments. We do expect Q4 probably going to be a slightly down quarter. From the industrial point of view, I think the inventory adjustment definitely will be ongoing.So, we expect that's probably going to be a down quarter as well.

Computing, we are expecting somewhere between flat, maybe slightly up. And then with consumer, Q4 is always a down quarter because most of the holiday will be done and so we don't really expect that's going to be a significant up. We also have some of the holiday stuff like that. Definitely have less number of ship days in North America and also in Europe.

On the communications side, I think enterprise inventory adjustment or rebalancing with ongoing. Smartphone, again, similar to the consumer. Usually, the fourth quarter is not going to be a super strong quarter. So that's really what we see.

David Williams - The Benchmark Company, LLC - Analyst

Lots of really great color there. Thank you for that. And then maybe, Brett, if I could, just on the gross margin, it seemed like there was a little bit more pressure on the guidance side, just relative to the typical drop that we would see there.

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NMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

And just wondering if there's anything additional that's maybe playing into that? Is it utilization mix? Or how should we think about that gross margin? And then is that something that will recover into the new year? Thank you.

Brett Whitmire - Diodes Inc - Chief Financial Officer

Yeah. I think the right way to think about that, David,is that you have a few different things coming together that do put pressure on that. As Emily talked about it, we had strength in third quarter,that strength was not really on the full auto plus industrial. It did have some automotive strength. As we transition into fourth, we transition down.That puts pressure on margin. The mix of where we see things carrying into fourth puts pressure. And on top of it, we continue to have strategic investments in our additional capacity that's coming on. But currently, we have service contract arrangements, there's weakness there. And in that weakness reflects itself as the overall market is softer for our customers. And so, I think the combination of those things culminated in the fourth quarter.

But I think as we transition into 2025, there's really nothing about that, that sets any new trend or something that doesn't recover as we transition in because we're making great progress on qualifying our own products in both GFAB and SPFAB.And we are making great progress with the mix of our product portfolio,continuing to be more automotive, industrial, analog and high-end discrete products. So we're really confident about that.

David Williams - The Benchmark Company, LLC - Analyst

Okay. All right, perfect.And if I could squeeze just one last one in, Just curious how you're thinking about maybe the new administration and given the China exposure you have or the leverage, however you may want to see it. And then just some of the other puts and takes around that. Is there anything that you would point to that you're concerned with? Or I guess, any puts and takes that you're thinking about here around that? Thank you.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. Maybe David, this is Emily, let me answer first. I think if we look at China, you look at the total China revenue for Diodes, even it shows like 43% to our total, but the actual local China portion is a much smaller portion, right? Taking that aside, just from the opportunity point of view, I believe we still have a lot of potential to grow in China because a lot of customers really looking for the goods, they call it the CP value, which is cost performance value. So if Diodes continue to drive new products with differentiated functions and features, and we continue to drive our total solution sales approach, there's still a lot of opportunity in front of us, right?

I think related to politics, I don't know how to judge. I think overall,as a company, we are well positioned to adapt to whatever the government policy is going to come next. So I think that is a little bit unknown at this moment, but we definitely are watching very closely. But overall, with all the flexibility we built in on the hybrid manufacturing model, the way we continue to drive additional loadings, especially into the US and Europe region, I believe that gives us a lot of flexibility to adjust based on the new government policy.

Gary Yu - Diodes Inc - President, Director

Yeah. And Dave, this is Gary. I would like put more color on that. And as Emily mentioned about that we try to keep our business flexibility in both China and non-China customer by leveraging our make function footprint in Greater China as well as in Europe and North America.

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

So has been said here, we don't give up any business anywhere,and we cannot control any political policy between China and the US. But what we can continue doing here is to continue to penetrate, doing more design ins and drive more POs in both two regions.

Operator

William Stein, Truist.

William Stein - Truist Securities, Inc. - Analyst

Great. Thanks for taking my questions. I'm hoping you can disclose to us what you have in the past in terms of the split of revenue by distribution channel versus direct customers, and also the split of growth between units and pricing. And then I do have a follow up. Thank you.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Let me address the first question first. It's really the split between distribution and direct. Q3, our number is actually 64% distribution, 36% direct. And then Q2 is 63% versus 37%. So, if I look from the trend point of view, I would say, I will always refer to two-third, one-third. I think back in 2022, the distribution percentage is slightly higher.And right now, it's really pretty much down to the 64%, 63% range for distribution versus direct. And then the number of -- yeah, go ahead.

William Stein - Truist Securities, Inc. - Analyst

Yeah. The growth -- I think you normally disclose, I forgot if it's sequential or year-over-year, but you disclosed growth in units and then I think we can use that to calculate -- in a sense, the combination of mix and pricing?

Brett Whitmire - Diodes Inc - Chief Financial Officer

Yeah. So Will, what we do disclose is the year-over-year pricing and that was about a 10% impact, but essentially, doesn't appreciate. It's more of a just a pure unit perspective.

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So basically, the product mix is not in this picture.

William Stein - Truist Securities, Inc. - Analyst

Yeah. I see. Okay, thank you for that. And as a follow up -- pardon me, I had one and I got a lot going on here. I apologize for the noise. It's about seasonality. You highlighted that the guidance is above seasonal. I think, it's just a hair above our expectation of typical seasonality in Q4. But I appreciate the characterization. Do you think we're in a period now where we should expect the next several quarters to be above seasonal as this catch-up from under-shipping demand in the last few quarters? Or is it too early to call that sort of more, let's say, solid turn in the cycle?

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. I think,I mean, William,the challenge we have is the dynamic of the market, right? And I call it better than seasonality because there's definitely quarters that we actually dropped a lot more than 3.7%. There are some quarters I see going back to the history, there's like minus 7%, 6.8%. Of course, there are some quarters may be slightly better. And I usually refer to the seasonality is about 5% down in the fourth quarter. So that's the reason we call it better than the usual seasonality.

Related to what to expect next year, I think, all in all, I think we are confident that things will get better.So, the big question is when? So, if you look from the logical point of view, it took about eight quarters for the PC to adjust the inventory and now, we have a little bit more than a year into the inventory adjustments for automotive/industrial already. I think the positive sign I mentioned, there are some customers getting into a healthier position already than the others. So, it's really difficult for me to call it exactly, but we are pretty confident that things will get better.We usually don't provide guidance more than a quarter. But at the same time, we are confident next year will be a growth year.

William Stein - Truist Securities, Inc. - Analyst

And one final one if I can. What is the company's view as to typical seasonality in Q1?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Q1 because we have Chinese New Year, right? So usually, we call the Q1 usual seasonality is about 5% down.

Operator

Tristan Gerra, Baird.

Tristan Gerra - Robert W. Baird & Co Inc - Analyst

Hi. Good afternoon. You touched on pricing a little bit. In automotive, which is one of the end markets that you and clearly, many companies have highlighted as being weak. Looking at pricing renegotiation for next year, first, I wanted to get a sense of how you see those discussions going and then I know that you've mentioned in the past how new design wins in automotive are basically at a 50% gross margin threshold or higher. But at the same time, you do have underutilization. So, what is the balance between where you might figure well, maybe I take slightly less than 50% gross margin, but then I can really feel capacity increase utilization rates and it's a net-net positive for gross margin. If you could give us color on that and whether you expect pricing decline to accelerate next year or not?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Hi, Tristan. This is Emily. So, I think all in all, auto market customers negotiation, really customer by customer.Some may be doing a quarterly negotiations, some may be semi-yearly, majority is probably a yearly negotiation. I would say, all in all, I will view that as pretty stable. We did actually have a built in somewhere between1% to 2% price decrease per quarter into our model. And I think you have a really good question. So how do we balance the under loading or underutilization versus more than 50% margin.

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

I think what we look at each account or I look at each account, I don't really look at line by line. What we really look at is overall account margin, right? And also, the overall account potential to grow in the future. There are times that we’ll take low margin business if there's good justification or strategic benefit down the road, right? So, we don't really use the 50% or 55% as a bar, but we look at the overall engagement, the overall relationship. I think one thing I've been emphasizing before is actually the partnership with the customers, the face to face, the long-term relationship. So that's how we view it. Of course, as part of the negotiation, the overall under loading cost, by which side will be part of the consideration as well. So there are cases if we can help minimize the overall loading -- under loading pressure by doing a little bit some other areas, we definitely would do it. But at the same time, we also don't want to mess up the whole market as well, right?

Gary Yu - Diodes Inc - President, Director

I'm sorry, Tristan, this is Gary.I would like to put some more color on that too. So I think the key is still in the automotive, we really want to introduce new products into automotive as Emily mentioned about in her speech. And the key thing is how can we make sure we do the design-in, design win continuously and also doing the content extension -- expansion and at this moment, we do see the automotive revenue increased 1% quarter-to-quarter and we'll continue going forward in this direction.

Tristan Gerra - Robert W. Baird & Co Inc - Analyst

Okay. That's very useful.And then as a follow-up, if you could expand a little bit on, obviously, the success story regarding the PCI-E packet switches and how material is that into next year? Is that contributing meaningfully versus typical seasonality in Q1 as you're ramping?And what type of market share are you expecting in some of the leading platform where you're ramping?

Emily Yang - Diodes Inc - Senior Vice President - Worldwide Sales and Marketing

Yeah. So, I think we share more information last quarter basically with some of the GPUs or the AI servers, there's a requirement for additional PCI Express input or output ports. So, we actually have a very unique product that would really fulfill this requirement. So, we are very well positioned. Soas everyone knows,there's some delayed chipset launches and stuff like that. So I would say this is still at the very early stage of the deployment. And we still have a number of customers that are currently still working at the design stage.

So we expect that can definitely help us continue to drive some of the momentum. And then, I also point out this quarter is not just at AI server or the data center. There's a lot of related AI subsystems, whether it's a DC fan, whether it's power supply,DC-DC brake, et cetera. So, we are continuing to leverage different things, expanding even to the subsystems. So that's the reason why it can be quite important for Diodes to continue to focus in this direction and continue to drive the total solution sales approach and continue to gain the momentum next year. So like I said, it's just the beginning of the expansion and the momentum definitely would continue or be much stronger into 2025.

Operator

There are no further questions at this time. I will now turn the call back over to Gary Yu for closing remarks.

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NOVEMBER 07, 2024 / 10:00PM, DIOD.OQ - Q3 2024 Diodes Inc Earnings Call

Gary Yu - Diodes Inc - President, Director

Thank you everyone for participating on today's call. We look forward to reporting our progress on next quarter's conference call. Operator, you may now disconnect.

Operator

Ladies and gentlemen, that concludes today's call. Thank you all for joining. You may now disconnect.

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